PGIM Institutional Money Market Fund
Formerly, Prudential Institutional Money Market Fund
PROSPECTUS — March 29, 2018 (as reissued June 14, 2018)
Objective
Current income consistent with the preservation of capital and the maintenance of liquidity
For Institutional Clients
The Fund issues shares only in private placement transactions in accordance with Regulation D or other applicable exemptions under the Securities Act of 1933, as amended (Securities Act). The Prospectus and the related Statement of Additional Information are not an offer to sell, or a solicitation of any offer to buy, any security to the public within the meaning of the Securities Act. In addition, there shall be no sale of the shares referred to herein in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.
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3	ABOUT THE FUND
4	HOW THE FUND INVESTS
7	RISKS OF INVESTING IN THE FUND
11	HOW THE FUND IS MANAGED
11	BOARD OF Trustees
11	MANAGER
12	INVESTMENT SUBADVISER
12	DISTRIBUTOR
12	DISCLOSURE OF PORTFOLIO HOLDINGS
13	FUND DISTRIBUTIONS AND TAX ISSUES
13	DISTRIBUTIONS
13	TAX ISSUES
14	HOW TO BUY AND SELL FUND SHARES
15	FREQUENT PURCHASES AND REDEMPTIONS OF FUND SHARES
16	LIQUIDITY FEES AND REDEMPTION GATES

ABOUT THE FUND
INTRODUCTION
This prospectus provides information about the PGIM Institutional Money Market Fund (the Fund), a series of Prudential Investment Portfolios 2 (PIP 2).
Shares of the Fund are available for purchase only by investment companies managed by PGIM Investments LLC (PGIM Investments).
Shares of the Fund have not been registered under the Securities Act of 1933, as amended (Securities Act), or the securities laws of any state. The Fund issues its shares only in private placement transactions in accordance with Regulation D or other applicable exemptions under the Securities Act. This prospectus and the related Statement of Additional Information are not an offer to sell, or a solicitation of any offer to buy, any security to the public within the meaning of the Securities Act.
Shares of the Fund are subject to restrictions on transferability and resale and may not be transferred or resold except as permitted under the Securities Act. Shares may be redeemed only in accordance with the procedures set forth in this prospectus and the related Statement of Additional Information.

HOW THE FUND INVESTS
INVESTMENT OBJECTIVES AND POLICIES
The investment objective of the PGIM Institutional Money Market Fund (the Fund) is current income consistent with the preservation of capital and the maintenance of liquidity. The Fund’s investment objective is not a fundamental investment policy, which means that it can be changed with the approval of the Fund’s Board of Trustees (the Board), but without shareholder approval. The Fund is a money market fund that operates in compliance with amended Rule 2a-7 under the Investment Company Act of 1940 (1940 Act).
The Fund invests in a diversified portfolio of short-term, high quality money market instruments, such as debt obligations issued by the US Government, its agencies and instrumentalities, as well as commercial paper, asset-backed securities, funding agreements, variable rate demand notes, bills, notes and other obligations issued by banks, corporations and other companies (including trust structures), obligations issued by foreign banks, companies or foreign governments, and municipal bonds and notes. The Fund may invest in US dollar-denominated instruments issued by foreign governments, corporations and financial institutions.
In managing the Fund’s assets, the subadviser uses a combination of top-down economic analysis and bottom up research in conjunction with proprietary quantitative models and risk management systems. In the top down economic analysis, the subadviser develops views on economic, policy and market trends by continually evaluating economic data that affect the movement of markets and securities prices. This top-down macroeconomic analysis is integrated into the subadviser’s bottom-up research which informs security selection.
In its bottom up research, the subadviser develops an internal rating and outlook on issuers. The rating and outlook is determined based on a complete review of the financial health and trends of the issuer, which include a review of the composition of revenue, profitability, cash flow margin, and leverage. The subadviser may also consider factors such as yield, spread and potential for price appreciation as well as credit quality, maturity and risk. The subadviser may also utilize proprietary quantitative tools to support relative value trading and asset allocation for portfolio management as well as various risk models to support risk management.
In pursuing the Fund’s investment objective and implementing its investment strategies, the Fund complies with Rule 2a-7, including, among other things, the portfolio diversification, maturity, and liquidity requirements. The net asset value (NAV) of the Fund’s shares “floats,” which means that it fluctuates with changes in the values of the Fund’s portfolio securities. The Fund’s NAV is rounded to four decimal places (e.g., $1.0000).
The Fund may invest only in “eligible securities,” which are securities that have been determined by the Fund’s subadviser to present minimal credit risks to the Fund, based on the subadviser’s consideration of a number of factors including, to the extent appropriate, but not limited to, financial condition, sources of liquidity, ability to react to market-wide and issuer- or guarantor-specific events, positions within the industry, and industry strength.
The Fund invests in securities maturing in 397 calendar days or less or in longer-term securities that are accompanied by demand features that will shorten the effective maturity of the securities to 397 days or less or in floating rate or variable rate government/agency securities where the variable rate of interest is adjusted no less frequently than every 397 calendar days (“short-duration” investments).
The Fund maintains (i) a dollar-weighted average portfolio maturity of 60 calendar days or less and (ii) a dollar-weighted average life (portfolio maturity measured without reference to any maturity shortening provisions as defined by Rule 2a-7) of 120 calendar days or less.
The Fund may invest up to 100% of total assets in US dollar-denominated foreign securities. The Fund will attempt to maintain daily portfolio liquidity of 10% of total assets and weekly portfolio liquidity of 30% of total assets. Specifically, the Fund will attempt to hold at least 10% of its total assets in “daily liquid assets” and at least 30% of its total assets in “weekly liquid assets.” Daily liquid assets include cash (including demand deposits); direct obligations of the US

Government; securities (including repurchase agreements) that will mature or are subject to a demand feature that is exercisable and payable within one business day; and amounts receivable and due unconditionally within one business day on pending sales of portfolio securities. Weekly liquid assets include cash (including demand deposits); direct obligations of the US Government; US Government securities that are issued at a discount to the principal amount to be repaid at maturity without provision for the payment of interest and with remaining maturities of 60 days or less; securities (including repurchase agreements) that will mature or are subject to a demand feature that is exercisable and payable within five business days; or amounts receivable and due unconditionally within five business days on pending sales of portfolio securities.
In addition the Fund may invest up to 5% of its total assets in the securities of any one issuer (although the Fund may invest up to 25% of total assets in securities of an issuer for a period of up to three business days). The Fund may invest up to 5% of its total assets in illiquid securities. The Fund may invest no more than 10% of its total assets in securities issued by or subject to demand features or guarantees from the institution that issued the demand feature or guarantee. The Fund may purchase debt securities that include demand features. The Fund may purchase floating rate and variable rate securities. The Fund may invest in loans arranged through private negotiations between a corporation as the borrower and one or more financial institutions as the lenders, including loan participations. The Fund may invest in repurchase agreements. From time to time, the Fund may purchase or sell securities on a when-issued or delayed delivery basis.
The Fund may invest in debt obligations issued or guaranteed by the US Government and government-related entities. Some of these debt securities are backed by the full faith and credit of the US Government, like obligations of the Government National Mortgage Association (GNMA or “Ginnie Mae”). Debt securities issued by other government entities, like obligations of the Federal National Mortgage Association (FNMA or “Fannie Mae”) and the Federal Home Loan Mortgage Corporation (FHLMC or “Freddie Mac”), are not backed by the full faith and credit of the US Government. However, these issuers have the ability to borrow limited amounts from the US Treasury to help meet their obligations. In contrast, the debt securities of other government-related issuers, like the Farm Credit System, depend entirely upon their own resources to repay their debt and are subject to the risk of default like private issuers.
Commercial paper is short-term debt obligations of banks, corporations, municipalities and other borrowers. The obligations are usually issued by financially strong businesses and often include a line of credit to protect purchasers of the obligations. Funding agreements are contracts issued by insurance companies that guarantee a return of principal, plus some amount of interest. An asset-backed security is a loan or note that pays interest based upon the cash flow of a pool of assets, such as mortgages, loans, credit card receivables, corporate receivables, and corporate and municipal securities. Certificates of deposit, time deposits, bankers' acceptances and bank notes are obligations issued by or through a bank. These instruments depend upon the strength of the borrowing bank to give investors comfort that the borrowing will be repaid when promised. The Fund may invest without limit in obligations of US banks and may concentrate in the banking industry. Obligations of US branches of foreign banks and foreign branches of US banks may be considered obligations of US banks if they meet certain requirements.
Municipal bonds and notes may be general obligation or revenue bonds. General obligation bonds or notes are secured by the issuer's pledge of its faith, credit and taxing power for the payment of principal and interest. Revenue bonds are payable from the revenues derived from a particular facility or class of facilities or from the proceeds of a special excise tax or other specific revenue source but not from the general taxing power. Municipal notes also include tax-exempt or municipal commercial paper, which is likely to be issued to meet seasonal working capital needs of a municipality or interim construction financing and to be paid from general revenues of the municipality or refinanced with long-term debt. In most cases, municipal commercial paper may be backed by letters of credit, lines of credit, lending agreements, note repurchase agreements or other credit facility agreements offered by banks or other institutions.
The Fund's investments also include variable rate demand obligations (VRDOs) and VRDOs in the form of participation interests (Participating VRDOs) in variable rate obligations held by financial institutions. The VRDOs in which the Fund may invest are obligations that contain a floating or variable interest rate adjustment formula and an unconditional right of demand on the part of the holder to receive payment of the unpaid principal plus accrued interest on a short notice period not exceeding seven days. Participating VRDOs provide the Fund with a specified undivided interest (up to

100%) of the underlying obligations and the right to demand payment of the unpaid principal plus accrued interest on the Participating VRDOs from the financial institution on a short notice period not exceeding seven days. There is a possibility, because of default or insolvency, that the demand features of certain VRDOs or Participating VRDOs may not be honored.
Master Notes and Debt Obligations in general, including those listed above and any others that the Fund may purchase, are basically written promises to repay a debt. Among the various types of debt securities the Fund may purchase, the terms of repayment may vary, as may the commitment of other parties to honor the obligations of the issuer of the security. The Fund may purchase securities that include demand features, which allow the Fund to demand repayment of a debt obligation before the obligation is due or “matures.” This means that longer-term securities can be purchased because of the Fund’s expectation that it can demand repayment of the obligation at an agreed-upon price within a relatively short period of time.
Foreign securities and foreign markets involve additional risks. Foreign laws and accounting standards typically are not as strict as they are in the US. The Fund limits its investments in foreign securities to high quality, US dollar denominated obligations of foreign issuers, such as foreign banks, corporations and foreign governments.
The securities that the Fund may purchase may change over time as new types of high-quality, short-duration investments are developed.
Any of the high-quality, short-duration investments that the Fund may purchase may be accompanied by the right to resell the instrument prior to the instrument's maturity. In addition, the Fund may separately purchase rights to resell these instruments. These rights are referred to as “puts” and are acquired by the Fund to protect against a possible decline in the market value of the securities to which the puts relate in the event of interest rate fluctuations and, in the case of liquidity puts, to shorten the effective maturity of the security.
The Fund has adopted policies and procedures to impose liquidity fees on redemptions and/or temporary redemption gates if the Fund’s weekly liquid assets fall below a designated threshold, subject to the discretion of the Fund’s Board. If the Fund’s weekly liquid assets fall below 30% of its total assets, the Board, in its discretion, may impose liquidity fees of up to 2% of the value of the shares redeemed and/or impose temporary gates on redemptions. In addition, if the Fund’s weekly liquid assets fall below 10% of its total assets at the end of any business day, the Fund must impose a liquidity fee in the default amount of 1% of the value of shares redeemed unless the Board determines that not doing so is in the best interests of the Fund.
The Board can change investment policies that are not fundamental. For more information, see “Risks of Investing in the Fund” below and “Fund Description: Investments and Risks” in the SAI. The SAI contains more information about the Fund.
OTHER INVESTMENTS AND STRATEGIES
In addition to the above principal investment strategies, the Fund also may use the following non-principal investment strategies to try to increase its return or protect its assets if market conditions warrant.
Repurchase Agreements. The Fund intends to enter into repurchase agreements, where a party agrees to sell a security to the Fund and then repurchase it at an agreed-upon price at a stated time. This creates a fixed return for the Fund. The Fund will only enter into these repurchase agreements with parties whom the subadviser believes can honor their obligations in the transactions.
Reverse Repurchase Agreements. The Fund may enter into reverse repurchase agreements, where the Fund borrows money on a temporary basis by selling a security with an obligation to repurchase it at an agreed-upon price at a stated time.

When-Issued and Delayed Delivery Securities. The Fund may also purchase money market or other obligations on a “when-issued” or “delayed delivery” basis. When the Fund makes this type of purchase, the price and interest rates are fixed at the time of purchase, but delivery and payment for the obligations take place at a later time. The Fund does not earn interest income until the date the obligations are delivered.
Floating and Variable Rate Securities. The Fund may purchase floating rate and variable rate securities. These securities pay interest at rates that change periodically to reflect changes in market interest rates. Because these securities adjust the interest they pay, they may be beneficial when interest rates are rising because of the additional return the Fund will receive, and they may be detrimental when interest rates are falling because of the reduction in interest payments to the Fund.
Additional Strategies. The Fund also follows certain policies when it borrows money (the Fund may borrow up to 33 1/3% of the value of its total assets and may pledge up to 33 1/3% of its total assets to secure these borrowings); lends its securities to others (the Fund may lend up to 33 1/3% of its total assets, including collateral received in the transaction); and holds illiquid securities (the Fund may hold up to 5% of its total assets in illiquid securities, including certain restricted securities which do not have a readily available market, repurchase agreements with maturities longer than seven days and VRDOs or Participating VRDOs with notice periods for demand of unpaid principal and accrued interest exceeding seven days). The Fund is subject to certain investment restrictions that are fundamental policies, which means that they cannot be changed without shareholder approval. For more information about these restrictions, see the SAI.
The table below summarizes the investment limits applicable to the Fund’s principal investment strategies and certain non-principal investment strategies.
Principal Strategies
■ High-quality money market obligations of all types: Up to 100%
■ Foreign Securities: Up to 100%; up to 25% in foreign bank obligations
■ Mortgage-related Securities: Up to 100%
■ Asset-backed Securities: Up to 100%
■ US Government Securities: Up to 100%
■ Domestic Bank Obligations: Up to 100%

Non-Principal Strategies
■ Illiquid Securities: Up to 5%
RISKS OF INVESTING IN THE FUND
You could lose money by investing in the Fund. Because the share price of the Fund will fluctuate, when you sell your shares they may be worth more or less than what you originally paid for them. The Fund may impose a fee upon the sale of your shares or may temporarily suspend your ability to sell shares if the Fund’s liquidity falls below required minimums because of market conditions or other factors. An investment in the Fund is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. The Fund’s investment manager, PGIM Investments, has no legal obligation to provide financial support to the Fund, and you should not expect that PGIM Investments will provide financial support to the Fund at any time.
The Fund’s NAV floats; its NAV per share will fluctuate due to unrealized appreciation and depreciation and realized losses and gains. There is no guarantee that the Fund will not experience redemptions based upon unrealized depreciation, realized losses or other factors. You should expect the value of your investment in the Fund to vary and reflect the current market value of the Fund’s holdings.
Fees and Gates Risk. The Fund has adopted policies and procedures to impose liquidity fees on redemptions and/or temporary redemption gates in the event that the Fund’s weekly liquid assets fall below a designated threshold, subject to the discretion of the Fund’s Board. If the Fund’s weekly liquid assets fall below 30% of its total assets, the Board, in its discretion, may impose liquidity fees of up to 2% of the value of the shares redeemed and/or impose temporary gates on redemptions. In addition, if the Fund’s weekly liquid assets fall below 10% of its total assets at the end of any business day, the Fund must impose a liquidity fee in the default amount of 1% of the value of shares redeemed unless the Board determines that not doing so is in the best interests of the Fund.
Floating Net Asset Value Risk. The Fund’s NAV floats. The value of the Fund’s shares is calculated to four decimal places and will vary, reflecting the value of the portfolio of investments held by the Fund. It is possible to lose money by investing in the Fund. The Fund’s shareholders should not rely on or expect the Fund’s manager to purchase distressed assets from the Fund, enter into capital support agreements with the Fund, or make capital infusions into the Fund.
Adjustable and Floating Rate Securities Risk. The value of adjustable and floating rate securities may lag behind the value of fixed rate securities when interest rates change. Such securities may be subject to extended settlement periods (longer than seven days) and in unusual market conditions, with a high volume of shareholder redemptions, may present a risk of loss to the Fund or may impair the Fund’s ability satisfy shareholder redemption requests.
Credit Risk. The debt obligations in which the Fund invests are generally subject to the risk that the issuer may be unable to repay principal and make interest payments when they are due. There is also the risk that the securities could lose value because of a loss of confidence in the ability of the borrower to pay back debt. All securities purchased by the Fund must present minimal credit risk in the opinion of the subadviser. The Fund is subject to the risk that the subadviser’s credit risk determinations may be incorrect. In addition, the credit quality of the securities held by the Fund may change rapidly in certain market conditions, which could result in significant net asset value deterioration.
Debt Obligations Risk. Debt obligations are subject to credit risk, market risk and interest rate risk. The Fund's holdings, share price, yield and total return may also fluctuate in response to bond market movements. The value of bonds may decline for issuer-related reasons, including management performance, financial leverage and reduced demand for the issuer’s goods and services. Certain types of fixed-income obligations also may be subject to “call and redemption risk,” which is the risk that the issuer may call a bond held by the Fund for redemption before it matures and the Fund may lose income.
Extension Risk. When interest rates rise, repayments of fixed income securities, particularly asset- and mortgage-backed securities, may occur more slowly than anticipated, extending the effective duration of these securities at below market interest rates and causing their market prices to decline more than they would have declined due to the rise in interest rates alone. This may cause the Fund’s share price to be more volatile.
Risks of Variable and Floating Rate Bonds. Variable and floating rate bonds are subject to credit risk, market risk and interest rate risk. In addition, the absence of an active market for these securities could make it difficult for the Fund to dispose of them if the issuer defaults.
Foreign Securities Risk. The Fund’s investments in securities of foreign issuers or issuers with significant exposure to foreign markets involve additional risk. Foreign countries in which the Fund may invest may have markets that are less liquid, less regulated and more volatile than US markets. The value of the Fund’s investments may decline because of factors affecting the particular issuer as well as foreign markets and issuers generally, such as unfavorable government actions, and political or financial instability. Lack of information may also affect the value of these securities.
US Government and Agency Securities Risk. US Government and agency securities are subject to market risk, interest rate risk and credit risk. Not all US Government securities are insured or guaranteed by the full faith and credit of the US Government; some are only insured or guaranteed by the issuing agency, which must rely on its own resources to repay the debt. The maximum potential liability of the issuers of some US Government securities held by the Fund may greatly exceed their current resources, including their legal right to support from the US Treasury. It is possible that these issuers will not have the funds to meet their payment obligations in the future. In addition, the value of US Government securities may be affected by changes in the credit rating of the US Government.

Interest Rate Risk. This is the risk that the securities in which the Fund invests could lose value because of interest rate changes. For example, bonds tend to decrease in value if interest rates rise. Debt obligations with longer maturities generally are more sensitive to interest rate changes. In addition, short-term and long-term interest rates do not necessarily move in the same direction or by the same amount. An instrument's reaction to interest rate changes depends on the timing of its interest and principal payments and the current interest rate for each of those time periods. Instruments with floating interest rates can be less sensitive to interest rate changes. The Fund may face a heightened level of interest rate risk since the US Federal Reserve Board has ended its quantitative easing program and may continue to raise rates. A sharp and unexpected rise in interest rates could increase the likelihood that the Fund’s share price will fluctuate from $1.0000.
Certain types of debt obligations are also subject to prepayment and extension risk. When interest rates fall, the issuers of debt obligations may prepay principal more quickly than expected, and the Fund may be required to reinvest the proceeds at a lower interest rate. This is referred to as “prepayment risk.” When interest rates rise, debt obligations may be repaid more slowly than expected, and the value of the Fund's holdings may fall sharply. This is referred to as “extension risk.”
Liquidity Risk. The Fund may invest in instruments that trade in lower volumes and are less liquid than other investments. Liquidity risk exists when particular investments made by the Fund are difficult to purchase or sell. Liquidity risk also includes the risk that the Fund may make investments that may become less liquid in response to market developments or adverse investor perceptions. If the Fund is forced to sell these investments to pay redemption proceeds or for other reasons, the Fund may lose money. In addition, when there is no willing buyer and investments cannot be readily sold at the desired time or price, the Fund may have to accept a lower price or may not be able to sell the instrument at all. The reduction in dealer market-making capacity in the fixed-income markets that has occurred in recent years also has the potential to reduce liquidity. An inability to sell a portfolio position can adversely affect the Fund's value or prevent the Fund from being able to take advantage of other investment opportunities. In addition, the Fund’s Board has the discretion to temporarily suspend Fund redemptions when permitted by applicable regulations or to liquidate the Fund if the Fund’s weekly liquid assets fall below 10% of its total assets.
Management Risk. The value of your investment may decrease if judgments by the subadviser about the attractiveness, value or market trends affecting a particular security, industry or sector or about market movements are incorrect.
Market Risk. Securities markets may be volatile and the market prices of the Fund’s securities may decline. Securities fluctuate in price based on changes in an issuer’s financial condition and overall market and economic conditions. If the market prices of the securities owned by the Fund fall, the value of your investment in the Fund will decline.
Mortgage-Backed and Asset-Backed Securities Risk. Mortgage-backed and asset-backed investments tend to increase in value less than other debt securities when interest rates decline, but are subject to similar risk of decline in market value during periods of rising interest rates. The values of mortgage-backed and asset-backed securities become more volatile as interest rates rise. In a period of declining interest rates, the Fund may be required to reinvest more frequent prepayments on mortgage-backed and asset-backed investments in lower-yielding investments. In addition to interest rate risk, investments in mortgage-backed securities composed of subprime mortgages may be subject to a higher degree of credit risk, valuation risk and liquidity risk.
Municipal Bonds Risk. Municipal bonds are subject to credit risk, market risk and interest rate risk. The Fund's holdings, share price, yield and total return may also fluctuate in response to municipal bond market movements. Municipal bonds are also subject to the risk that potential future legislative changes could affect the market for and value of municipal bonds, which may adversely affect the Fund's yield or the value of the Fund's investments in municipal bonds. Certain municipal bonds with principal and interest payments that are made from the revenues of a specific project or facility, and not general tax revenues, may have increased risks. Factors affecting the project or facility, such as local business or economic conditions, could have a significant effect on the project's ability to make payments of principal and interest on these securities. Municipal securities of a particular state are vulnerable to events adversely affecting that state, including economic, political and regulatory occurrences, court decisions, terrorism and catastrophic natural disasters, such as hurricanes or earthquakes. Many municipal bonds are also subject to prepayment risk, which is the risk that when interest rates fall, issuers may redeem a security by repaying it early, which may reduce the Fund's income if the proceeds are reinvested at a lower interest rate. In addition, income from municipal bonds could be declared taxable because of non-compliant conduct of a bond issuer.
Prepayment Risk. The Fund may invest in mortgage-related securities and asset-backed securities, which are subject to prepayment risk. If these securities are prepaid, the Fund may have to replace them with lower-yielding securities. Stripped mortgage-backed securities are generally more sensitive to changes in prepayment and interest rates than other mortgage-related securities. Unlike mortgage-related securities, asset-backed securities are usually not collateralized. If the issuer of a non-collateralized debt security defaults on the obligation, there is no collateral that the security holder may sell to satisfy the debt.
Repurchase Agreements Risk. Repurchase agreements could involve certain risks in the event of default or insolvency of the seller, including losses and possible delays or restrictions upon the Fund’s ability to dispose of the underlying securities. To the extent that, in the meantime, the value of the securities that the Fund has purchased has decreased, the Fund could experience a loss.
Reverse Repurchase Agreements Risk. Reverse repurchase agreements involve leverage, which may exaggerate the increase or decrease of the value of the Fund’s assets during the term of the agreement.
When-Issued and Delayed-Delivery Transactions Risk. When-issued and delayed delivery securities involve the risk that the security the Fund buys will lose value prior to its delivery. There also is the risk that the security will not be issued or that the other party to the transaction will not meet its obligation. If this occurs, the Fund may lose both the investment opportunity for the assets it set aside to pay for the security and any gain in the security’s price.
Forward Commitments Risk. Forward commitments are subject to the risk that the counterparty to the forward commitment may fail to make payment or delivery in a timely manner or at all. Forward commitments are also subject to the risk that the value of the security to be purchased may decline prior to the settlement date.
Redemption Risk. The Fund may be subject to periods of significant redemptions that could cause the Fund to sell its assets at disadvantageous times or at a depressed value or loss, particularly during periods of declining or illiquid markets. The redemption by one or more large shareholders of their holdings in the Fund could cause the remaining shareholders in the Fund to lose money.
Periods of heavy redemptions may result in the Fund’s weekly liquidity level falling below certain minimums required by Rule 2a-7, which may result in the Fund’s Board imposing a liquidity fee or redemption gate.
Yield Risk. The amount of income received by the Fund will go up or down depending on day-to-day variations in short-term interest rates, and when interest rates are very low the Fund’s expenses could absorb all or a significant portion of the Fund’s income. If interest rates increase, the Fund’s yield may not increase proportionately. For example, the Fund’s investment manager may discontinue any temporary voluntary fee limitation.

HOW THE FUND IS MANAGED
BOARD OF Trustees
The Fund is overseen by a Board of Trustees (hereafter referred to as Trustees, or the Board). The Board oversees the actions of the Manager, subadviser and distributor and decides on general policies. The Board also oversees the Fund's officers, who conduct and supervise the daily business operations of the Fund.
MANAGER
PGIM Investments LLC (PGIM Investments)
655 Broad Street
Newark, NJ 07102-4410
Under a management agreement with PIP 2 on behalf of the Fund, PGIM Investments manages the Fund's investment operations and administers its business affairs and is responsible for supervising the Fund's subadviser. The Fund pays PGIM Investments management fees at the rate of 0.15% of the Fund’s average daily net assets.  The manager has contractually agreed, through May 31, 2019, to limit Total Annual Fund Operating Expenses after fee waivers and/or expense reimbursements to 0.07% of the Fund’s average daily net assets. This contractual waiver excludes interest, brokerage, taxes (such as income and foreign withholding taxes, stamp duty and deferred tax expenses), acquired fund fees and expenses, extraordinary expenses, and certain other Fund expenses such as dividend and interest expense and broker charges on short sales. Fees and/or expenses waived and/or reimbursed by PGIM Investments may be recouped by PGIM Investments within the same fiscal year during which such waiver and/or reimbursement is made if such recoupment can be realized without exceeding the expense limit in effect at the time of the recoupment for that fiscal year. This waiver may not be terminated prior to May 31, 2019 without the prior approval of the Fund’s Board of Trustees.
PGIM Investments and its predecessors have served as a manager or administrator to investment companies since 1987. As of December 31, 2017, PGIM Investments, a wholly-owned subsidiary of Prudential, served as the investment manager to all of the Prudential US and offshore open-end investment companies, and as the manager or administrator to closed-end investment companies, with aggregate assets of approximately $278.6 billion.
Subject to the supervision of the Board, PGIM Investments is responsible for conducting the initial review of prospective subadvisers for the Fund. In evaluating a prospective subadviser, PGIM Investments considers many factors, including the firm's experience, investment philosophy and historical performance. Subject to the Board’s oversight, PGIM Investments is also responsible for monitoring the performance of the Fund's subadviser and recommending termination and replacement. PGIM Investments may provide a subadviser with additional investment guidelines consistent with the Fund's investment objective and restrictions.
PGIM Investments and the Fund operate under an exemptive order (the Order) from the SEC that generally permits PGIM Investments to enter into or amend agreements with unaffiliated subadvisers and certain subadvisers that are affiliates of PGIM Investments without obtaining shareholder approval. This authority is subject to certain conditions, including the requirement that the Board must approve any new or amended agreements with an investment subadviser. Shareholders of the Fund still have the right to terminate these agreements at any time by a vote of the majority of the outstanding shares of the Fund. The Fund will notify shareholders of any new subadvisers engaged or material amendments to subadvisory agreements made pursuant to the Order. Any new subadvisory agreement or amendment to the Fund's management agreement or current subadvisory agreement that directly or indirectly results in an increase in the aggregate management fee rate payable by the Fund will be submitted to the Fund's shareholders for their approval. PGIM Investments does not currently intend to retain unaffiliated subadvisers.
A discussion of the basis for the Board's approvals of the management and subadvisory agreements will be available in the Fund's semi-annual report to shareholders, which is available at the end of September of each year.

INVESTMENT SUBADVISER
PGIM, Inc. is an indirect, wholly-owned subsidiary of Prudential Financial, Inc. (Prudential Financial) that was organized in 1984. Its address is 655 Broad Street, Newark, New Jersey 07102. As of March 31, 2018, PGIM managed approximately $1.16 trillion in assets.
PGIM Fixed Income is the primary public fixed-income asset management unit of PGIM, with $717 billion in assets under management as of March 31, 2018, and is the unit of PGIM that provides investment advisory services to the Fund.
PGIM Fixed Income is organized into groups specializing in different sectors of the fixed-income market: US and non-US government bonds, mortgages and asset-backed securities, US and non-US investment grade corporate bonds, high-yield bonds, emerging markets bonds, municipal bonds, and money market securities.
DISTRIBUTOR
Prudential Investment Management Services LLC (PIMS or the Distributor) distributes the Fund's shares under a Distribution Agreement with the Fund. PIMS does not receive any compensation from the Fund for distributing its shares.
DISCLOSURE OF PORTFOLIO HOLDINGS
The Fund's policies and procedures with respect to the disclosure of portfolio securities are described in the SAI.

FUND DISTRIBUTIONS AND TAX ISSUES
DISTRIBUTIONS
Investors who buy shares of the Fund should be aware of some important tax issues. For example, the Fund distributes dividends and capital gains, if any, to shareholders. These distributions may be subject to taxes.
The Fund distributes dividends of any net investment income to shareholders every month. The dividends received from the Fund will be taxed as ordinary income for US federal income tax purposes, whether or not they are reinvested in the Fund. Any realized net long-term capital gains, if any, will be paid to shareholders (typically once a year). Capital gains are generated when the Fund sells assets for a profit. Distributions of dividends and capital gains are automatically reinvested in the Fund.
TAX ISSUES
Investors who buy Fund shares should be aware of some important tax issues. For example, the Fund distributes dividends of net investment income and realized net capital gains, if any, to shareholders. Fund distributions and gain from the sale of Fund shares are subject to federal income taxes, unless you hold your shares in a 401(k) plan, an Individual Retirement Account (IRA) or some other qualified or tax-deferred plan or account. Dividends and distributions from the Fund also may be subject to state and local income tax in the state where you live.
The following briefly discusses some of the important income tax issues you should be aware of, but is not meant to be tax advice. For tax advice, please speak with your tax adviser.
Fund Distributions
Fund distributions of net capital gains are taxed differently depending on how long the Fund holds the security. If the Fund holds a security for more than one year before selling it, any gain is treated as long-term capital gain which is generally taxed at rates of up to 15% or 20% for non-corporate US shareholders, depending on whether their incomes exceed certain threshold amounts, which are adjusted annually for inflation. If the Fund holds the security for one year or less, any gain is treated as short-term capital gain, which is taxed at rates applicable to ordinary income, subject to a maximum tax rate of 37%. Different rates apply to corporate shareholders.
Dividends from net investment income paid to a non-corporate US shareholder that are reported as qualified dividend income will generally be taxable to such shareholder at the long-term capital gain tax rate. Dividends of net investment income that are not reported as qualified dividend income will be taxable to shareholders at ordinary income rates. Also, a portion of the dividends paid to corporate shareholders of the Fund will be eligible for the dividends received deduction to the extent the Fund’s income is derived from certain dividends received from US corporations.
A US shareholder that is an individual, estate or certain type of trust is subject to a 3.8% Medicare contribution tax on the lesser of (1) the US shareholder’s “net investment income,” including Fund distributions and net gains from the disposition of Fund shares, and (2) the excess of the US shareholder’s modified adjusted gross income for the taxable year over $200,000 (or $250,000 for married couples filing jointly). For this purpose, net investment income includes interest, dividends, annuities, royalties, capital gain and income from a passive activity business or a business of trading in financial instruments or commodities.
Fund distributions are generally taxable in the year they are received, except when the Fund declares certain dividends in October, November or December of a calendar year, but actually pays them in January of the following year. In such cases, the dividends are treated as if they were paid on December 31st of the prior year.

HOW TO BUY AND SELL FUND SHARES
HOW TO BUY SHARES
The Fund is available to investment companies managed by PGIM Investments in accordance with applicable provisions of the 1940 Act, and the rules and regulations of the Commission under the 1940 Act.
The net asset value (NAV) of Fund shares is determined once each business day at 4:00 p.m., Eastern time, on days that the New York Stock Exchange (NYSE) is open for trading, or in the event that the NYSE is closed, when the US Government bond market and US Federal Reserve Banks are open. The Fund will not treat an intraday unscheduled disruption in NYSE trading as a closure of the NYSE and will price its shares as of 4:00 p.m., if the particular disruption directly affects only the NYSE.
On days when the NYSE is open, your purchase order must be received by the Fund’s transfer agent, Prudential Mutual Fund Services LLC (PMFS or the Transfer Agent) by 4:00 p.m., Eastern time, in order to receive the NAV on that day. On days when the NYSE is closed, but the US Government bond market and US Federal Reserve Banks are open, your purchase order must be received by PMFS by no later than 15 minutes after the earlier of the time the US Government bond market (as recommended by the Securities Industry and Financial Markets Association (SIFMA)) or the US Federal Reserve Banks close in order to receive the NAV on that day.
If your purchase order for Fund shares is received by PMFS before 4:00 p.m., Eastern time, on a business day and federal funds are received by The Bank of New York Mellon (the Custodian) by wire transfer on the same business day, your purchase order becomes effective as of 4:00 p.m., Eastern time, and the shares you purchase are entitled to dividend income earned on that day. In order to make investments that will generate income immediately, the Fund must have federal funds available to it. Therefore, you are urged to wire funds to the Custodian via the Federal Reserve Wire System as early in the day as possible.
For an explanation of the procedures for pricing the Fund’s shares, see “NAV” below and “Net Asset Value” in the SAI.
HOW TO SELL YOUR SHARES
When a shareholder sells shares of the Fund—also known as redeeming shares—the price the shareholder will receive will be the NAV next determined after PMFS receives the order to sell. We must receive an order to sell by 4:00 p.m., Eastern time, on a business day to process the sale on that day. On days when the NYSE is open, your redemption request must be received by PMFS by 4:00 p.m., Eastern time, in order to receive the NAV on that day. On days when the NYSE is closed, but the US Government bond market and US Federal Reserve Banks are open, your redemption request must be received by PMFS by no later than 15 minutes after the earlier of the time the US Government bond market (as recommended by SIFMA) or the US Federal Reserve Banks close in order to receive the NAV on that day. Generally, we will pay for the shares that are sold within seven days after PMFS receives the sell order.
NAV
The NAV of Fund shares is determined once each business day at 4:00 p.m., Eastern time, on days that the NYSE is open for trading, or in the event that the NYSE is closed, when the US Government bond market and US Federal Reserve Banks are open. The NYSE is closed on most national holidays (but not Columbus Day or Veterans Day) and Good Friday. The Fund will not treat an intraday unscheduled disruption in NYSE trading as a closure of the NYSE and will price its shares as of 4:00 p.m., if the particular disruption directly affects only the NYSE.
Dividend income will be determined and declared immediately after the NAV for the day is determined.
The Fund's portfolio securities are valued based upon market quotations or, if market quotations are not readily available, at fair value as determined in good faith under procedures established by the Board. These procedures include pricing methodologies for determining the fair value of certain types of securities and other assets held by the

Fund that do not have quoted market prices, and authorize the use of other pricing sources, such as bid prices supplied by a principal market maker and evaluated prices supplied by pricing vendors that employ analytic methodologies that take into account the prices of similar securities and other market factors.
If the Fund determines that a market quotation for a security is not reliable based on, among other things, events or market conditions that occur with respect to one or more securities held by the Fund or the market as a whole, after the quotation is derived or after the closing of the primary market on which the security is traded, but before the time that the Fund's NAV is determined, the Fund may use “fair value pricing,” which is implemented by a valuation committee (Valuation Committee) consisting of representatives of the Manager or by the Board. The subadviser often provides relevant information for the Valuation Committee meeting. In addition, the Fund may use fair value pricing determined by the Valuation Committee or Board if the pricing source does not provide an evaluated price for a security or provides an evaluated price that, in the judgment of the Manager (which may be based upon a recommendation from the subadviser), does not represent fair value. Non-US securities markets are open for trading on weekends and other days when the Fund does not price shares. Therefore, the value of the Fund’s shares may change on days when you will not be able to purchase or redeem the Fund’s shares.
Different valuation methods may result in differing values for the same security. The fair value of a portfolio security that the Fund uses to determine its NAV may differ from the security's quoted or published price. If the Fund needs to implement fair value pricing after the NAV publishing deadline but before shares of the Fund are processed, the NAV you receive or pay may differ from the published NAV price.
Fair value pricing procedures are designed to result in prices for the Fund's securities and its NAV that are reasonable in light of the circumstances which make or have made market quotations unavailable or unreliable, and may have the effect of reducing arbitrage opportunities available to short-term traders. There is no assurance, however, that fair value pricing will more accurately reflect the market value of a security than the market price of such security on that day or that it will prevent dilution of the Fund's NAV by short-term traders.
How the Fund Pays for Shares You Have Sold
Under normal market conditions, the Fund expects to pay for shares that you have sold primarily by using cash or cash equivalents in its portfolio or selling portfolio assets to generate cash.  Supplementally, the Fund may also raise cash to pay for sold shares by short-term borrowing in the form of overdrafts permitted by the Fund’s custodian bank and/or by short-term borrowing from a group of banks through an unsecured credit facility, which is intended to provide the Fund with a temporary additional source of liquidity.  In certain circumstances the Fund reserves the right to pay for sold shares by giving you securities from the Fund’s portfolio.  If you receive securities, you would incur transaction costs in converting the securities to cash, and you may receive less for the securities than the price at which they were valued for redemption purposes.
During stressed market conditions, it may be impractical or impossible to raise sufficient cash to pay for sold shares through the primary methods described above. In these circumstances, the Fund would be more likely to rely more heavily on the credit facility as a source of liquidity, as described above.
FREQUENT PURCHASES AND REDEMPTIONS OF FUND SHARES
Since the Fund is generally not designed for long-term investing, and frequent purchases and redemptions of the Fund's shares generally do not present risks to other shareholders of the Fund, the Board has determined that, at the present time, the Fund need not adopt policies and procedures to prevent against frequent purchases and redemptions.
Anti-Money Laundering
In accordance with federal law, the Fund has adopted policies designed to deter money laundering. Under the policies, the Fund will not knowingly engage in financial transactions that involve proceeds from unlawful activity or support terrorist activities, and shall file government reports, including those concerning suspicious activities, as required by applicable law. The Fund will seek to confirm the identity of potential shareholders to include both individuals and entities through documentary and non-documentary methods. Non-documentary methods may include verification of name, address, date of birth and tax identification number with selected credit bureaus. The Fund has also appointed an Anti-Money Laundering Compliance Officer to oversee the Fund's anti-money laundering policies.
LIQUIDITY FEES AND REDEMPTION GATES
Liquidity Fees. The Board may elect to impose a discretionary liquidity fee of up to 2% if the Fund’s weekly liquid assets fall below 30% of its total assets and the Fund’s Board determines that imposing a fee is in the Fund’s best interests (discretionary liquidity fee).
Additionally, the Fund will be required to impose a 1% default liquidity fee on all redemptions if its weekly liquid assets fall below 10% of its total assets, unless the Fund’s Board determines that imposing such a fee would not be in the best interests of the Fund (default liquidity fee). In such situations, the Fund’s Board may determine that a higher or lower fee level is in the best interests of the Fund; however, a default liquidity fee may not exceed 2% of the value of the shares redeemed.
Liquidity fees will be paid to the Fund and are designed to allow the Fund to moderate periods of heavy redemption requests by allocating liquidity costs to those shareholders who impose such costs on the Fund through their redemptions.
Once imposed, a discretionary or default liquidity fee must be applied to all shares redeemed and must remain in effect until either the Fund has invested 30% or more of its total assets in weekly liquid assets, or the Fund’s Board determines that imposing a liquidity fee is no longer in the best interests of the Fund.
Redemption Gates. The Fund’s Board may elect to temporarily suspend redemptions for up to 10 business days in a 90-day period if the Fund’s weekly liquid assets fall below 30% of its total assets and the Fund’s Board determines that imposing a gate is in the Fund’s best interests.
Redemption requests submitted while a redemption gate is in effect will be cancelled without further notice. If shareholders still wish to redeem their shares after a redemption gate is lifted, they must submit a new request to redeem their shares.
Redemption gates are designed to help the Fund respond to periods of heavy redemptions, particularly during periods of declining or illiquid markets, by temporarily halting redemptions.
Once imposed, the temporary suspension of redemptions must apply to all shares and must remain in effect until either the Fund’s Board determines that the temporary suspension of redemptions is no longer in the best interests of the Fund, the Fund has invested 30% or more of its total assets in weekly liquid assets, or redemptions have been suspended for 10 business days in a 90-day period.
Notification of Fees or Gates. If a liquidity fee or redemption gate is imposed on or removed from the Fund, relevant information describing the timing and impacts to shareholders will be posted to the Fund’s website within one business day. In such situations, the Fund may also provide shareholders with additional communications.
Fund Liquidation. If the Fund’s weekly liquid assets fall below 10%, and the Fund’s Board determines that it would not be in the best interests of the Fund to continue operating, Fund redemptions may be permanently suspended and the Fund may be liquidated.

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For More Information
Please read this Prospectus before you invest in the Fund and keep it for future reference.
For information or shareholder questions contact:
■ MAIL Prudential Mutual Fund Services LLC PO Box 9658 Providence, RI 02940 ■ WEBSITE www.pgiminvestments.com	■ TELEPHONE (800) 225-1852 (973) 367-3529 (from outside the U.S.)
You can also obtain copies of Fund documents from the Securities and Exchange Commission as follows (the SEC charges a fee to copy documents):
■ MAIL Securities and Exchange Commission Public Reference Section 100 F Street, N.E. Washington, DC 20549-1520 ■ ELECTRONIC REQUEST publicinfo@sec.gov	■ IN PERSON Public Reference Room located at 100 F Street, N.E. in Washington, DC For hours of operation, call (202) 551-8090 ■ VIA THE INTERNET on the EDGAR Database at www.sec.gov